January 21, 1997


Delta-Omega Technologies, Inc.
7608 West Highway 90
New Iberia, Louisiana  70560

     Re:  Registration Statement on Form S-2

Gentlemen:

     Delta-Omega Technologies, Inc., a Colorado corporation (the "Company"), is registering for sale by selling shareholders up to 2,471,667 shares of common stock underlying conversion rights associated with currently outstanding Series C Convertible Preferred Stock; 2,471,667 shares of common stock underlying currently outstanding Class Z Warrants; and 79,340 shares of common
stock currently outstanding.   Each share that is being offered and
that underlies the Series C Convertible Preferred Stock, the Class Z Warrants is the $0.001 par value common stock of the Company, which has been authorized for issuance in the Company's Articles of Incorporation (the "Shares"). The common shares underlying the conversion rights, the warrants referenced herein and the already outstanding common stock shall be hereinafter collectively called the "Selling Shareholder Shares."

     It is proposed that the Selling Shareholder Shares be registered pursuant to a Registration Statement on Form S-2, File No. 333___________ (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), and filed with the Securities and Exchange Commission (the "Commission") on January 21, 1997.

     In rendering the following opinion, we have examined and relied only upon the documents and the reports (verbal and written) as we deemed necessary in rendering the opinion, including the Articles of Incorporation of the Company and amendments thereto, the Bylaws of the Company as amended, and authorizing Minutes of the Company.

     We have not undertaken, nor do we intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records. Additionally, we have consulted with Officers and Directors of the Company, and have obtained such statements and representations with respect to matters of fact as we considered necessary or appropriate in the circumstances to render the opinions contained herein. We have not independently verified the content of the factual statements made to us in connection therewith, nor the veracity of such representations, nor do we intend to do so.

     Based upon and subject to the foregoing, it is our opinion that:

     (i) The Selling Shareholder Shares to be offered and/or sold, subject to effectiveness of the Registration Statement and compliance with applicable blue sky laws, when issued and delivered against payment therefor in accordance with the terms of the Registration Statement, will constitute legally issued, fully paid and nonassessable shares of Common Stock of the Company.

     (ii) The Selling Shareholder Shares to be offered as part of the Registration Statement have been duly authorized, and, when duly executed by the Company and authenticated by the Warrant Agent/Transfer Agent in accordance with the terms of the Warrant Agreement and, subject to due execution of the Warrant Agreement by the Company and the Warrant Agent, the effectiveness of the Registration Statement, and compliance with applicable blue sky laws, when issued and delivered in accordance with the Warrant Agreement and as set forth in the Registration Statement, will have been legally issued and will constitute valid and binding obligations of the Company in accordance with their terms, subject to:

          (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application (including, without limitation, general principles of equity, whether considered in a proceeding in equity or at law), now or hereafter in effect relating to creditors' rights and claims generally, and/or general laws generally affecting or relating to the enforcement of creditors' rights, including, but not limited to
          Section 547 of the Federal Bankruptcy Reform Act of 1978;
          and

          (b) the remedy of specific performance and injunctive and other forms of equitable relief which are subject to equitable defenses, and to the discretion of the court before which any proceeding therefore may be brought.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement; to the filing of this opinion in connection with such filings of applications as may be necessary to register, qualify or establish eligibility for an exemption from registration or qualification of the securities under the blue sky laws of any state or. other jurisdiction; and to the reference to this firm in the Prospectus under the heading "Legal Opinions." In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

     The opinions set forth herein are based upon the federal laws of the United States of America, and the laws of the State of Colorado, all as now in effect. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

     The information set forth herein is as of the date of this letter. We disclaim any undertaking to advise you of changes which may be brought to our attention after the effective date of the Registration Statement.



Very sincerely,


/s/ Cohen Brame & Smith Professional Corporation
Cohen Brame & Smith Professional Corporation